Exhibit 99.1

INSTALLED BUILDING PRODUCTS REPORTS RECORD RESULTS

FOR FOURTH QUARTER AND FISCAL YEAR 2020

– Annual Revenue Increased 9.4% to a Record $1.65 Billion

– Annual EPS Increased 43.4% to a Record $3.27 Per Diluted Share

– Annual Cash Flow from Operations Increased 46.9% to a Record $180.8 Million

– Completed 9 Acquisitions Representing Over $107 Million of Annual Revenues

Columbus, Ohio, February 24, 2021 Installed Building Products, Inc. (the “Company” or “IBP”) (NYSE:IBP), an industry-leading installer of insulation and complementary building products, today announced record results for the fourth quarter and fiscal year ended December 31, 2020.

Fourth Quarter 2020 Highlights (Comparisons are to Prior Year Period)

•	Net revenue increased 10.0% to a quarterly record of $441.5 million
•	Large commercial construction revenue grew 40.4%, and was up 6.4% on a same branch basis
•	Net income increased 45.0% to $27.8 million
•	Adjusted EBITDA* increased 20.7% to a quarterly record of $67.1 million
•	Net income per diluted share increased 46.9% to $0.94
•	Adjusted net income per diluted share* increased 33.7% to $1.23
•	Net cash provided by operating activities for the twelve months ended December 31, 2020, increased 46.9% to $180.8 million
•	At December 31, 2020, IBP had $231.5 million in cash and cash equivalents, with nothing drawn on the existing $200 million revolving line of credit

Recent Developments in Press Release Issued February 23, 2021

•

IBP’s Board of Directors approved the initiation of a quarterly cash dividend program. The first quarterly dividend of $0.30 per share is payable on March 31, 2021, to shareholders of record on March 15, 2021.

•

In addition to the quarterly cash dividend, the Board of Directors will consider an annual variable dividend to be paid in the first quarter of each year commencing in 2022. The variable dividend will be determined based on the cash flow generated by operations with consideration for planned and expected cash obligations for acquisitions and other factors as determined by the Board.

•	IBP’s Board of Directors increased its existing share repurchase program to $100.0 million and extended the program to March 1, 2022.

“Our record 2020 financial results demonstrate the hard work, dedication, and commitment of our nearly 9,000 team members nationwide,” stated Jeff Edwards, Chairman and Chief Executive Officer. “Throughout 2020, we maintained our commitment to quality and dedication to providing our customers unparalleled service, while protecting the health, safety, and well-being of our employees, customers, partners, and communities.”

“As we successfully navigate the unprecedented challenges associated with the COVID-19 pandemic, we remain focused on pursuing our ongoing geographic, end-market, and end-product diversification strategies. In 2020, we completed 9 acquisitions representing over $107 million of annual revenues, which reflects continued expansion in our primary residential end markets and included acquisitions in the large commercial construction end market. We also experienced same branch sales growth across all of our end markets in 2020, led by multifamily same branch sales growth of 22%.”

“We believe most of our markets will remain strong in 2021 and we expect 2021 will be another good year of growth and profitability for IBP, despite the continued effects of the COVID-19 pandemic. Reflecting our confidence in executing on our acquisition strategy and our commitment to create long-term value for shareholders, I am pleased with the Board’s decision to initiate a quarterly cash dividend program, and increase and extend our share repurchase program. The financial and operating accomplishments we achieved in 2020 is encouraging and I remain excited by the continued opportunities to grow IBP and create even greater value for our shareholders,” concluded Mr. Edwards.

Acquisition Update

We continue to prioritize profitable growth through our proven strategy of acquiring well-run installers of insulation and complementary building products, and during 2020, IBP completed 9 acquisitions representing over $107 million of annual revenues. Our acquisition strategy is supported by our solid and flexible capital structure and we are targeting approximately $100 million of acquired revenue in 2021. We may exceed this target depending on the timing of acquisitions within our large and growing pipeline.

During the 2020 fourth quarter, IBP completed the following acquisitions:

•

In December 2020, acquired Custom Glass & Doors, Inc. a Georgia based provider of glass, shower, shelving, and mirror installation services to residential and multifamily customers, with annual revenue of approximately $7.1 million

•

In November 2020, acquired WeatherSeal Insulation Co., LLC a Virginia based installer of fiberglass and spray foam insulation services to residential customers, with annual revenue of approximately $6.4 million

•

In October 2020, acquired Insulation Contractors/Magellan Insulation – known within its local markets as Icon – a Washington based provider of insulation, waterproofing, and firestopping installation services to commercial and multi-family customers throughout the Pacific Northwest, with annual revenue of approximately $26.0 million

•

In October 2020, acquired Norkote a Washington based installer of specialty coatings for fire protection, insulation, and acoustics in commercial and industrial applications throughout the Pacific Northwest, with annual revenue of approximately $10.0 million

Fourth Quarter 2020 Results Overview

For the fourth quarter of 2020, net revenue was $441.5 million, an increase of 10.0% from $401.2 million in the fourth quarter of 2019. On a same branch basis, net revenue improved 2.8% from the prior year quarter. Residential same branch sales growth was 5.5% in the quarter, attributable to a higher volume of jobs completed, compared to an increase in total completions of 3.5%. Price/mix was negatively impacted during the quarter as the Company experienced a higher volume of sales to production builders compared to last year. This shift within the single-family end market impacted price/mix as the average insulation selling price for entry level production builder jobs is typically lower than a move-up or custom home builder. Our large commercial construction end-market increased 40.4% for the fourth quarter of 2020, and on a same branch basis grew 6.4%.

Gross profit improved 12.4% to $134.9 million from $120.0 million in the prior year quarter. Adjusted gross profit* as a percent of total revenue was 30.6%, compared to 29.9% for the same period last year. Selling and administrative expense, as a percent of net revenue, was 18.5% compared to 19.6% in the prior year quarter. Higher volume provided better administrative expense leverage during the quarter and adjusted selling and administrative expense*, as a percent of net revenue, improved to 17.8% from 18.6% in the prior year quarter.

Net income was $27.8 million, or $0.94 per diluted share, compared to $19.2 million, or $0.64 per diluted share, in the prior year quarter. Adjusted net income* was $36.6 million, or $1.23 per diluted share, compared to $27.6 million, or $0.92 per diluted share in the prior year quarter. Adjusted net income adjusts for the impact of non-core items in both periods, including an addback for non-cash amortization expense related to acquisitions.

Adjusted EBITDA* was $67.1 million, a 20.7% increase from $55.6 million in the prior year quarter, largely due to higher sales, improved gross profit, and leveraging the Company’s administrative expenses. Adjusted EBITDA, as a percent of net revenue, was 15.2% compared to 13.9% in the prior year quarter.

Full Year 2020 Results Overview

For the year ended December 31, 2020, net revenue was $1,653.2 million, an increase of 9.4% from $1,511.6 million in 2019. On a same branch basis, net revenue improved 4.5% from the prior year. Residential same branch sales growth was 4.7% for the year, attributable to price gains and end-market and product mix, compared to an increase in total completions of 2.5%. Our large commercial construction end-market increased 15.3% for 2020, and increased 2.8% on a same branch basis.

Gross profit improved 17.3% to $510.0 million from $434.8 million in the prior year. Gross margin was 30.8% compared to 28.8% in the prior year. Adjusted gross profit* as a percent of total revenue was 30.9%, which adjusts for the Company’s share-based compensation expense and employee-related expenses associated with the COVID-19 pandemic, compared to 28.8% for the same period last year. Selling and administrative expense, as a percentage of net revenue, was 19.3% compared to 19.1% in the prior year. Adjusted selling and administrative expense*, as a percentage of net revenue was 18.5% compared to 18.4% in the prior year.

Net income was $97.2 million, or $3.27 per diluted share, compared to $68.2 million, or $2.28 per diluted share in the prior year. Adjusted net income* was $128.9 million, or $4.34 per diluted share, compared to $98.3 million, or $3.29 per diluted share in the prior year.

For the full year of 2020, adjusted EBITDA* was $245.6 million, a 24.8% increase from $196.8 million in the prior year. Adjusted EBITDA, as a percentage of net revenue, was 14.9%, compared to 13.0% in the prior year. Operating income was $161.9 million, a 33.6% increase from $121.2 million in the prior year. The incremental adjusted EBITDA margin* on same branch revenue growth was 54.2% (please refer to the Supplementary Tables at the end of this Press Release).

Net cash from operating activities was $180.8 million, an increase of 46.9% from $123.1 million in the prior year.

Conference Call and Webcast

The Company will host a conference call and webcast on February 24, 2021 at 10:00 a.m. Eastern Time to discuss these results. To participate in the call, please dial 877-407-0792 (domestic) or 201-689-8263 (international). The live webcast will be available at www.installedbuildingproducts.com in the investor relations section. A replay of the conference call will be available through March 24, 2021, by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13714679.

About Installed Building Products

Installed Building Products, Inc. is one of the nation’s largest new residential insulation installers and is a diversified installer of complementary building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving and mirrors and other products for residential and commercial builders located in the continental United States. The Company manages all aspects of the installation process for its customers, from direct purchase and receipt of materials from national manufacturers to its timely supply of materials to job sites and quality installation. The Company offers its portfolio of services for new and existing single-family and multi-family residential and commercial building projects from its national network of over 190 branch locations.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including with respect to the housing market and the commercial market, our financial and business model, payments of a quarterly cash dividend, the possiblity of an annual variable dividend in 2022, our stock repurchase program, the demand for our services and product offerings, the impact of the COVID-19 crisis on our business and end markets, expansion of our national footprint and end markets, diversification of our products, our ability to grow and strengthen our market position, our ability to pursue and integrate value-enhancing acquisitions and the expected amount of acquired revenue, our ability to improve sales and profitability, the impact of the COVID-19 crisis on our financial results, and expectations for demand for our services and our earnings in 2021. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intends,” “plan,” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those expressed in or suggested by such forward-looking statements as a result of various factors, including, without limitation, the duration, effect and severity of the COVID-19 crisis; the adverse impact of the COVID-19 crisis on our business and financial results, the economy and the markets we serve; general economic and industry conditions, the material price environment; the timing of increases in our selling prices; the risk that the Company may reduce, suspend or eliminate dividend payments in the future; and the factors discussed in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. In addition, any future declaration of dividends will be subject to the final determination of our Board of Directors. Any forward-looking statement made by the Company in this press release speaks only as of the date hereof. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or how they may affect it. The Company has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws.

*Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains the non-GAAP financial measures of Adjusted EBITDA, Adjusted EBITDA margin (i.e., Adjusted EBITDA divided by net revenue), Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit and Adjusted Selling and Administrative expense. The reasons for the use of these measures, reconciliations of Adjusted EBITDA, Adjusted Net Income, Adjusted Net Income per diluted share, Adjusted Gross Profit, and Adjusted Selling and Administrative expense to the most directly comparable GAAP measures and other information relating to these measures are included below following the unaudited condensed consolidated financial statements. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for IBP’s financial results prepared in accordance with GAAP.

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(unaudited, in thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Net revenue	$441,469	$401,231	$1,653,225	$1,511,629
Cost of sales	306,541	281,193	1,143,251	1,076,809

Gross profit	134,928	120,038	509,974	434,820
Operating expenses
Selling	21,404	20,585	81,613	75,016
Administrative	60,463	58,112	237,959	214,134
Amortization	8,158	6,445	28,535	24,510

Operating income	44,903	34,896	161,867	121,160
Other expense
Interest expense, net	7,612	8,321	30,291	28,104
Other	94	70	399	451

Income before income taxes	37,197	26,505	131,177	92,605
Income tax provision	9,360	7,311	33,938	24,446

Net income	$27,837	$19,194	$97,239	$68,159

Other comprehensive income (loss), net of tax:
Net change on cash flow hedges, net of tax (provision) benefit of ($1,032) and ($451) for the three months ended December 31, 2020 and 2019, respectively, and $550 and $2,225 for the twelve months ended December 31, 2020 and 2019, respectively	2,962	1,309	(1,620)	(6,712)

Comprehensive income	$30,799	$20,503	$95,619	$61,447

Basic net income per share	$0.95	$0.64	$3.30	$2.29

Diluted net income per share	$0.94	$0.64	$3.27	$2.28

Weighted average shares outstanding:
Basic	29,371,629	29,785,548	29,504,115	29,752,644
Diluted	29,660,839	29,972,444	29,717,609	29,873,106

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	As of December 31,
	2020	2019
ASSETS
Current assets
Cash and cash equivalents	$231,520	$177,889
Investments	-	37,961
Accounts receivable (less allowance for credit losses of $8,789 and $6,878 at December 31, 2020 and 2019, respectively)	266,566	244,519
Inventories	77,179	74,606
Prepaid expenses and other current assets	48,678	46,974

Total current assets	623,943	581,949
Property and equipment, net	104,022	106,410
Operating lease right-of-use assets	53,766	45,691
Goodwill	216,870	195,652
Customer relationships, net	108,504	99,946
Other intangibles, net	62,889	53,616
Other non-current assets	17,682	16,215

Total assets	$1,187,676	$1,099,479

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$23,355	$24,164
Current maturities of operating lease obligations	18,758	15,459
Current maturities of finance lease obligations	2,073	2,747
Accounts payable	101,462	98,871
Accrued compensation	45,876	33,636
Other current liabilities	44,951	39,272

Total current liabilities	236,475	214,149
Long-term debt	541,957	545,031
Operating lease obligations	34,413	29,785
Finance lease obligations	2,430	3,597
Deferred income taxes	35	9,175
Other long-term liabilities	53,184	47,711

Total liabilities	868,494	849,448
Commitments and contingencies
Stockholders’ equity
Preferred Stock; $0.01 par value: 5,000,000 authorized and 0 shares issued and outstanding at December 31, 2020 and 2019, respectively	-	-
Common stock; $0.01 par value: 100,000,000 authorized, 33,141,879 and 32,871,504 issued and 29,623,272 and 30,016,340 shares outstanding at December 31, 2020 and 2019, respectively	331	329
Additional paid in capital	199,847	190,230
Retained earnings	269,420	173,371
Treasury stock; at cost: 3,518,607 and 2,855,164 shares at December 31, 2020 and 2019, respectively	(141,653)	(106,756)
Accumulated other comprehensive loss	(8,763)	(7,143)

Total stockholders’ equity	319,182	250,031

Total liabilities and stockholders’ equity	$1,187,676	$1,099,479

INSTALLED BUILDING PRODUCTS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Twelve months ended December 31,
	2020	2019
Cash flows from operating activities
Net income	$97,239	$68,159
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization of property and equipment	41,339	38,862
Amortization of operating lease right-of-use assets	18,122	15,691
Amortization of intangibles	28,535	24,510
Amortization of deferred financing costs and debt discount	1,332	1,184
Provision for credit losses	4,444	4,312
Write-off of debt issuance costs	-	3,725
Gain on sale of property and equipment	(786)	(140)
Noncash stock compensation	10,826	8,727
Deferred income taxes	(8,475)	5,341
Amortization of terminated interest rate swap	1,326	-
Changes in assets and liabilities, excluding effects of acquisitions
Accounts receivable	(10,489)	(29,582)
Inventories	187	(10,597)
Other assets	(870)	(16,959)
Accounts payable	(203)	947
Income taxes receivable/payable	4,296	(3,944)
Other liabilities	(6,034)	12,831

Net cash provided by operating activities	180,789	123,067

Cash flows from investing activities
Purchases of investments	(776)	(52,795)
Maturities of short term investments	38,693	25,061
Purchases of property and equipment	(33,587)	(50,167)
Acquisitions of businesses, net of cash acquired of $0 and $334, in 2020 and 2019, respectively	(76,446)	(51,706)
Proceeds from sale of property and equipment	1,187	761
Other	(6,865)	(2,887)

Net cash used in investing activities	(77,794)	(131,733)

Cash flows from financing activities
Proceeds from senior notes	-	300,000
Payments on term loan	-	(195,750)
Proceeds from vehicle and equipment notes payable	21,290	33,090
Debt issuance costs	(157)	(6,691)
Principal payments on long-term debt	(26,685)	(21,316)
Principal payments on finance lease obligations	(2,632)	(4,157)
Acquisition-related obligations	(6,283)	(6,732)
Repurchase of common stock	(33,924)	-
Surrender of common stock awards by employees	(973)	(2,331)

Net cash (used in) provided by financing activities	(49,364)	96,113

Net change in cash and cash equivalents	53,631	87,447
Cash and cash equivalents at beginning of period	177,889	90,442

Cash and cash equivalents at end of period	$231,520	$177,889

Supplemental disclosures of cash flow information
Net cash paid during the period for:
Interest	$26,324	$20,943
Income taxes, net of refunds	37,072	22,633
Supplemental disclosure of noncash activities
Right-of-use assets obtained in exchange for operating lease obligations	26,001	18,907
Termination of operating lease obligations and right-of-use assets	-	(2,946)
Property and equipment obtained in exchange for finance lease obligations	1,000	2,809
Seller obligations in connection with acquisition of businesses	14,086	7,543
Unpaid purchases of property and equipment included in accounts payable	1,013	1,903

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Gross Profit and Adjusted Selling and Administrative Expense measure performance by adjusting EBITDA, GAAP net income, gross profit and selling and administrative expense, respectively, for certain income or expense items that are not considered part of our core operations. We believe that the presentation of these measures provides useful information to investors regarding our results of operations because it assists both investors and us in analyzing and benchmarking the performance and value of our business.

We believe the Adjusted EBITDA measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

Although we use the Adjusted EBITDA measure to assess the performance of our business, the use of the measure is limited because it does not include certain material expenses, such as interest and taxes, necessary to operate our business. Adjusted EBITDA should be considered in addition to, and not as a substitute for, GAAP net income as a measure of performance. Our presentation of this measure should not be construed as an indication that our future results will be unaffected by unusual or non-recurring items. This measure has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, this measure is not intended as an alternative to net income as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on this measure or ratios calculated using this measure.

We also believe the Adjusted Net Income measure is useful to investors and us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of certain non-core items such as discontinued operations, acquisition related expenses, amortization expense, the tax impact of these certain non-core items, and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. To make the financial presentation more consistent with other public building products companies, beginning in the fourth quarter 2016 we included an addback for non-cash amortization expense related to acquisitions. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. Other companies may define Adjusted Net Income differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted Net Income may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED NET INCOME CALCULATIONS

(unaudited, in thousands, except share and per share amounts)

The table below reconciles Adjusted Net Income to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

Per share figures may reflect rounding adjustments and consequently totals may not appear to sum.

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Net income, as reported	$27,837	$19,194	$97,239	$68,159
Adjustments for adjusted net income:
Write-off of capitalized loan costs	-	951	-	3,725
Share based compensation expense	2,776	2,286	10,826	8,727
Acquisition related expenses	759	560	2,765	2,058
COVID-19 expenses [1]	116	-	914	-
Branch start-up costs [2]	-	-	-	746
Legal settlement	-	1,200	-	1,200
Amortization expense [3]	8,158	6,445	28,535	24,510
Miscellaneous non-operating income	-	-	(279)	-
Tax impact of adjusted items at normalized tax rate [4]	(3,059)	(3,021)	(11,075)	(10,815)

Adjusted net income	$36,587	$27,615	$128,925	$98,310

Weighted average shares outstanding (diluted)	29,660,839	29,972,444	29,717,609	29,873,106
Diluted net income per share, as reported	$0.94	$0.64	$3.27	$2.28
Adjustments for adjusted net income, net of tax impact, per diluted share [5]	0.29	0.28	1.07	1.01

Diluted adjusted net income per share	$1.23	$0.92	$4.34	$3.29

1  Addback of employee pay, employee medical expenses, and legal fees directly attributable to COVID-19

2  Addback of costs related to organic branch expansion for Alpha locations

3  Addback of all non-cash amortization resulting from business combinations

4  Normalized effective tax rate of 25.9% and 26.4% applied to periods presented for 2020 and 2019, respectively

5  Includes adjustments related to the items noted above, net of tax

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED GROSS PROFIT CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Gross profit	$134,928	$120,038	$509,974	$434,820
Share based compensation expense	62	94	284	374
COVID-19 expenses [1]	105	-	530	-
Branch start-up costs [2]	-	-	-	746

Adjusted gross profit	$135,095	$120,132	$510,788	$435,940

Adjusted gross profit - % Total Revenue	30.6%	29.9%	30.9%	28.8%

1  Addback of employee pay and employee medical expenses directly attributable to COVID-19

2  Addback of costs related to organic branch expansion for Alpha locations

INSTALLED BUILDING PRODUCTS, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED SELLING AND ADMINISTRATIVE EXPENSE CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Selling expense	$21,404	$20,585	$81,613	$75,016
Administrative expense	60,463	58,112	237,959	214,134

Selling and Administrative	$81,867	$78,697	$319,572	$289,150

Share based compensation expense	2,713	2,192	10,542	8,353
Acquisition related expenses	759	560	2,765	2,058
COVID-19 expenses [1]	11	-	384	-
Legal settlement	-	1,200	-	1,200

Adjusted Selling and Administrative	$78,384	$74,745	$305,881	$277,539

Adjusted Selling and Administrative - % Total Revenue	17.8%	18.6%	18.5%	18.4%

1  Addback of employee pay, employee medical expenses and legal fees directly attributable to COVID-19

The table below reconciles Adjusted EBITDA to the most directly comparable GAAP financial measure, net income, for the periods presented therein.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

ADJUSTED EBITDA CALCULATIONS

(unaudited, in thousands)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Adjusted EBITDA:
Net income (GAAP)	$27,837	$19,194	$97,239	$68,159
Interest expense	7,612	8,321	30,291	28,104
Provision for income taxes	9,360	7,311	33,938	24,446
Depreciation and amortization	18,646	16,732	69,876	63,372
Miscellaneous non-operating income	-	-	(279)	-

EBITDA	63,455	51,558	231,065	184,081

Acquisition related expenses	759	560	2,765	2,058
Share based compensation expense	2,776	2,286	10,826	8,727
COVID-19 expenses [1]	116	-	914	-
Branch start-up costs	-	-	-	746
Legal settlement	-	1,200	-	1,200

Adjusted EBITDA	$67,106	$55,604	$245,570	$196,812

Adjusted EBITDA margin	15.2%	13.9%	14.9%	13.0%

1  Addback of employee pay, employee medical expenses and legal fees directly attributable to COVID-19

INSTALLED BUILDING PRODUCTS, INC.

SUPPLEMENTARY TABLE

(unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019
Period-over-period Growth
Sales Growth	10.0%	13.6%	9.4%	13.1%
Same Branch Sales Growth	2.8%	9.7%	4.5%	8.6%

Single-Family Sales Growth	7.8%	8.5%	5.0%	10.5%
Single-Family Same Branch Sales Growth	2.9%	3.5%	0.4%	4.8%

Multi-Family Sales Growth	33.6%	20.6%	37.5%	13.5%
Multi-Family Same Branch Sales Growth	22.2%	19.5%	33.2%	13.2%

Residential Sales Growth	11.3%	10.0%	9.2%	10.9%
Residential Same Branch Sales Growth	5.5%	5.5%	4.7%	5.9%

Large Commercial Sales Growth	40.4%	10.2%	15.3%	14.3%
Large Commercial Same Branch Sales Growth	6.4%	10.2%	2.8%	14.3%

Same Branch Sales Growth
Volume Growth[1]	7.0%	3.3%	1.9%	2.6%
Price/Mix Growth[1]	-4.5%	6.3%	2.8%	5.4%

U.S. Housing Market[2]
Total Completions Growth	3.5%	16.1%	2.5%	5.9%
Single-Family Completions Growth	-1.0%	15.2%	0.9%	7.5%
Multi-Family Completions Growth	16.3%	19.0%	6.6%	2.2%

1  Excludes the large commercial end market

2  U.S. Census Bureau data, as revised

INSTALLED BUILDING PRODUCTS, INC.

INCREMENTAL REVENUE AND ADJUSTED EBITDA MARGINS

(unaudited, in thousands)

	Three months ended December 31,				Twelve months ended December 31,
	2020	% Total	2019	% Total	2020	% Total	2019	% Total
Revenue Increase
Same Branch	$11,230	27.9%	$34,109	70.9%	$68,115	48.1%	$114,863	65.6%
Acquired	29,008	72.1%	14,001	29.1%	73,481	51.9%	60,334	34.4%

Total	$40,238	100.0%	$48,110	100.0%	$141,596	100.0%	$175,197	100.0%

		Adj EBITDA Contribution		Adj EBITDA Contribution		Adj EBITDA Contribution		Adj EBITDA Contribution
Adjusted EBITDA
Same Branch	$6,279	55.9%	$10,048	29.5%	$36,908	54.2%	$24,084	21.0%
Acquired	5,223	18.0%	1,938	13.8%	11,850	16.1%	8,371	13.9%

Total	$11,502	28.6%	$11,986	24.9%	$48,758	34.4%	$32,455	18.5%

Source: Installed Building Products, Inc.

Contact Information:

Investor Relations:

614-221-9944

investorrelations@installed.net